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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  August 3, 1999

                        COLLEGE TELEVISION NETWORK, INC.
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
          Delaware                      0-19997                        13-3557317
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(state of other jurisdiction          (Commission                     (IRS Employer
     of incorporation)                File Number)                 Identification No.)
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           5784 Lake Forrest Drive, Suite 275, Atlanta, Georgia 30328
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                         (Address of principal office)

Registrant's telephone number, including area code     (404) 256-4444

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         (Former name or former address, if changed since last report)
Item 5. Other Events.


  (a) Acquisition or Disposition of Assets.

   On July 16, 1999, the Company entered into a stock purchase agreement to acquire all of the issued and outstanding capital stock of Armed Forces Communications, Inc., a New York corporation d/b/a Market Place Media and having its primary place of business in Santa Barbara, California ("MPM"), for a purchase price of approximately $30,000,000 cash, subject to certain adjustments. Upon consummation of the contemplated stock purchase, MPM will be a wholly-owned subsidiary of the Company. The closing of the acquisition is subject to certain conditions such as governmental approval under the Hart-Scott-Rodino Act and no material adverse change in MPM. See Exhibit 99 attached hereto, a press release dated August 3, 1999.

   The Company intends to finance the acquisition through additional senior debt (excluding debt recently obtained from the Bank of LaSalle) and/or additional equity financing.

   MPM's unaudited fiscal 1998 annual gross revenue was approximately $30.1 million. This gross revenue generated net income of approximately $1.7 million.

  (b) Issuance of New Class of Stock.

   As of June 23, 1999, there were issued and outstanding 14,409,055 shares of Common Stock of the Company, 11,576,612 of which were beneficially owned by U-C Holdings, L.L.C., a Delaware limited liability company ("Holdings"), representing approximately 80.3% of the outstanding shares of the Company's Common Stock.

   Pursuant to a Purchase Agreement dated July 23, 1999 (the "Purchase Agreement") between the Company and Holdings, Holdings purchased 309,998 shares of the Company's convertible preferred stock
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("Convertible Preferred"), $0.001 par value per share, for a purchase price of
$4,649,970. The proceeds will be used for general working capital purposes of the Company. The conversion ratio of the Convertible Preferred is computed by multiplying the number of shares of Convertible Preferred to be converted by the $15.00 per share purchase price and dividing the result by the conversion price of the Convertible Preferred (the "Conversion Price") then in effect with respect to such shares. On the date of issuance, the Conversion Price was $6.854 (the 30-day average trading price of the Common Stock listed on Nasdaq ("Average Trading Price")). From the date of issuance to and including the third anniversary of the date of issuance of the Convertible Preferred, the Conversion Price is subject to adjustment if at the end of a quarter the Average Trading Price of the Common Stock is less than the Conversion Price then in effect; provided that, the Conversion Price shall not be reduced below $2.75, as adjusted for stock splits, stock dividends and other similar events. The Convertible Preferred is voting stock on an as-converted basis to Common Stock based upon the number of shares of Common Stock the Convertible Preferred is convertible into on the date of issuance or 678,432 shares of voting stock. The Convertible Preferred accrues a cumulative dividend of 12% per annum.

   If Holdings converted the Convertible Preferred based upon the current Conversion Price it would acquire 678,432 shares of Common Stock of the Company which would give Holdings approximately 81.2% of the outstanding shares of the Common Stock of the Company and if the Conversion Price is adjusted to $2.75 (the minimum Conversion Price) the Convertible Preferred would convert into 1,690,898 shares of Common Stock, which would give Holdings 82.3% of the outstanding shares of Common Stock of the Company.

   Additionally, pursuant to the Purchase Agreement, the Company issued a Class D warrant (the "Warrant") to Holdings entitling it to purchase 135,686 shares of Common Stock, $0.005 par value per share, with an initial exercise price of $6.854 per share. From the date of issuance to and including the third anniversary of the date of issuance of the Warrant, such exercise price is subject to adjustment if at the end of any quarter the Average Trading Price is less than the exercise price then in effect, then the exercise price shall be reduced to equal such Average Trading Price; provided that in no event shall the exercise price be reduced below $2.75, as adjusted for stock splits, stock dividends and other similar events. If the exercise price was reduced to $2.75 per share, Holdings could acquire 338,179 shares of Common Stock. The Warrant expires on July 23, 2006.

   Holdings has agreed not to "short sell" the Common Stock of the Company.

   (c) $12,000,000 LaSalle Bank Loan

   On July 28, 1999 the Company obtained a $12,000,000 revolving credit loan (the "Loan") from LaSalle Bank National Association for working capital purposes. A condition to the receiving of this Loan was the $4,649,970 investment by Holdings. The Loan is on a revolving credit basis and may be drawn down by the Company at any time provided there is not an event of default. The Loan bears interest at either (i) the Base Rate which is equal to the greater of (a) the Federal Funds Rate plus 0.5% or (b) the Prime Rate, plus 2.00% per annum; or (ii) the Eurodollar Rate (which is equal to the offered rate for deposits in United States dollars which appears on Telerate page 3750 as of 11:00 A.M. London time, plus 3.50% per annum). The Loan expires and is due and payable in full on December 29, 2000. There are several financial and operating covenants in the loan agreement, including a prohibition on dividends by the Company until the Loan is paid in full. In addition, it is a default under the Loan if Holdings owns less than 51% of the Company or Avy Stein is no longer a member of the Board of Directors of the Company.

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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

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 Exhibit No. Description of Exhibit
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
     4.1 Purchase Agreement dated July 23, 1999 by and between College Television Network and U-C Holdings, L.L.C.

     4.2     Class D Warrant Agreement

     4.3 Restated Certificate of Designation, Powers, References and Rights of the Preferred Stock of College Television Network, Inc.

    99       Press Release

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                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 3, 1999                            COLLEGE TELEVISION NETWORK, INC.


                                              /s/ Jason Elkin
                                          By: _________________________________
                                              Jason Elkin
                                              Chairman of the Board and
                                              Chief Executive Officer